UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
     LAGGETT,   WILLIAM  J.
      c/o  ICG COMMUNICATIONS, INC.
      9605 E. MAROON CIRCLE
     ENGLEWOOD,  CO   80112
     USA
2. Issuer Name and Ticker or Trading Symbol
     ICG COMMUNICATIONS, INC
     ICG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    OCTOBER 1996
5. If Amendment, Date of Original (Month/Year)
    OCTOBER 1996
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
     DIRECTOR
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  STOCK OPTIONS       |$21.00  |10/01|T   | |1732       |A  |     |12/29|COMMON STOCK|1732   |       |43,056      |D  |            |
                      |        |/96  |    | |           |   |     |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
  CORRECTION OF NUMBER OF STOCK OPTIONS GRANTED AS DIRECTORS COMPENSATION ON FORM-4 FILED
NOVEMBER 11TH, 1996.  ORIGINAL FILING INDICATED 1,766
SHARES.
tHIS CORRECTS THE ACTUAL NUMBER TO READ 1,732 SHARES WITH THE
CORRESPONDING
CHANGE IN NUMBER OF SHARES BENEFICIALLY
OWNED.
SIGNATURE OF REPORTING PERSON
 WILLIAM J. LAGGETT
DATE
 JANUARY 6, 1997